KLEIN RETAIL CENTERS, INC

Up to 3,000,000 Shares of Common Stock

SOLICITING DEALER AGREEMENT

September 2, 2009

Dear Sir or Madam:

Klein Retail Centers, Inc., a Delaware corporation (the "Company"), is registering with the Securities and Exchange Commission (the "SEC") for public sale (the "Offering") a maximum of 3,000,000 shares of its Common Stock, $.0001 par value per share (the "Shares"), to be issued and sold for an aggregate purchase price of $15,000,000 to the public. The Shares are to be sold for a per share cash purchase price of $5.00 per share, and the minimum purchase by any one person is 100 shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Freedom Investors Corp. (the "Dealer-Manager").

The undersigned Dealer Manager has entered into a Dealer-Manager Agreement (the "Dealer-Manager Agreement") with the Company pursuant to which the Dealer-Manager has agreed to use its best efforts to form and manage a group of securities dealers (the "Soliciting Dealers") consisting of brokers and dealers who shall be members in good standing of the Financial Industry Regulatory Authority ("FINRA"), for the purpose of soliciting purchasers of the Shares. You are invited to become one of the Soliciting Dealers and, by your confirmation hereof, you agree to act in such capacity and to use your best efforts, in accordance with the following terms and conditions, to obtain purchasers of Shares.

SECTION 1. SOLICITATION.

You hereby agree to solicit, as an independent contractor and not as the agent of the Dealer-Manager or the Company, persons acceptable to the Company who will acquire Shares. In connection with the execution of this Agreement and your solicitation of purchasers of the Shares, you hereby acknowledge that no subscriptions for Shares will be effective unless and until accepted by the Company and hereby covenant, represent and warrant to the Dealer-Manager and the Company as follows:

(a) Solicitation and other activities by you hereunder shall be undertaken only in accordance with this Agreement, the Securities Act of 1933, as amended (the "Securities Act") and the applicable rules and regulations of the SEC.

(b) You hereby acknowledge receipt of copies of the Prospectus describing the terms of the Offering and the Shares offered thereby, including the Subscription Agreement as an attachment thereto. Additional copies of the Prospectus will be supplied in reasonable quantities upon your request. Neither you nor any other person is authorized by the Company to give any information or make any representations in connection with this Agreement or the Offering of the Shares other than those contained in the Prospectus and other authorized solicitation material furnished by the Company or the Dealer-Manager ("Authorized Sales Literature"). Without limiting the generality of the foregoing, you agree not to publish, circulate or otherwise use any other advertisement or solicitation material other than Authorized Sales Literature. Further, you agree that should you distribute any Authorized Sales Literature to prospective purchasers, such distribution shall be accompanied or preceded by the Prospectus as then currently in effect.

(c) You represent that you have not engaged, and agree that you will not engage, in any activity in respect of the Shares in violation of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Rule 10b-6 thereunder.

(d) In recommending to a potential investor the purchase of Shares, you or someone associated with you shall have reasonable grounds to believe, on the basis of information obtained from the potential investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by you or such person associated with you, that:

(i) The potential investor has a net worth sufficient to sustain the risks inherent in an investment in the Company, including loss of investment and lack of liquidity; and

(ii) The Company is otherwise suitable for such potential investor.

You further agree to provide the Dealer-Manager with all the information you obtained to determine a potential investor's suitability.

(e) You agree to instruct subscribers to make their checks payable to Klein Retail Centers, Inc. Stock Escrow Account. Any Soliciting Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber no later than the end of the next business day following its receipt. Checks received by Soliciting Dealers which conform to the foregoing instructions shall be transmitted to the Dealer-Manager with accompanying subscription documents pursuant to one of the following methods:

(i) Where, pursuant to a Soliciting Dealer's internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received, such checks will be transmitted by noon of the next business day following receipt by the Soliciting Dealer; and

(ii) Where, pursuant to a Soliciting Dealer's internal supervisory procedures, final internal supervisory review is conducted at a different location, checks will be transmitted by noon of the next business day following receipt by the Soliciting Dealer to the office of the Soliciting Dealer conducting such final internal supervisory review (the "Final Review Office"). The Final Review Office will in turn transmit such checks for deposit to the Escrow Agent by noon of the next business day following receipt thereof by the Final Review Office.

The Dealer-Manager will forward all checks to the Escrow Agent as soon as practicable following processing. In conjunction with all of the foregoing procedures, investor checks and subscription documentation delivered on Saturdays, Sundays and holidays will be treated as not having been received until the first business day thereafter.

(f) You will maintain in your files documents disclosing the basis upon which the determination of suitability was reached as to each potential investor. You hereby represent that you will communicate to each of your sales agents, representatives and other appropriate persons associated with you the above-referenced suitability standards. Notwithstanding the provisions of this Section 1, you shall not execute any transaction in the Company in a discretionary account without prior written approval of the transaction by the potential investor.

(g) Prior to participating in the Offering, you or a person associated with you shall have reasonable grounds to believe, based on information made available to you or such person by the Company through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating the Company.

(h) In determining the adequacy of disclosed facts pursuant to Section 1(g) hereof, you or a person associated with you shall obtain information on material facts relating at a minimum to the following, if relevant in view of the nature of the Company:

(i) items of compensation;
(ii) physical properties;
(iii) tax aspects;
(iv) the Company's conflicts and risk factors; and
(v) appraisals and other pertinent reports.

(i) For purposes of Sections 1(g) and 1(h) hereof, you or a person associated with you may rely upon the results of an inquiry conducted by another member or members of FINRA, provided that:

(i) You or such person associated with you has reasonable grounds to believe that such inquiry was conducted with due care;
(ii) The results of the inquiry were provided to you or such person associated with you with the consent of the FINRA member or members conducting or directing the inquiry; and
(iii) No FINRA member that participated in the inquiry is a sponsor of the Company or an affiliate of such a sponsor.

(j) Prior to executing a purchase transaction in the Company, you or a person associated with you shall inform the prospective investor of all pertinent facts relating to the liquidity and marketability of an investment in the Shares.

(k) You shall not, directly or indirectly, pay or award any finder's fees, commissions or other compensation to any person engaged by a potential investor for investment advice as an inducement for such

advisor to advise the purchase of Shares; provided, however, that normal sales commissions payable to a duly registered broker-dealer or other properly licensed person, who is a member of the NASD, for selling Shares shall not be prohibited hereby.

(l) You shall comply with all rules and regulations relating to the suitability of investors including, without limitation, the provisions of Article III.C of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc.

(m) So long as the Shares have not been listed on a national securities exchange or market, you shall, in recommending the purchase, sale or transfer of Shares to an investor, (i) inform such investor of all pertinent facts relating to the liquidity and marketability of Shares; and (ii) have reasonable grounds to believe, based on information obtained from the investor, that an investment in the Shares is suitable for such investor.

SECTION 2. COMPENSATION OF SOLICITING DEALERS.

Except as provided in the "Use of Proceeds" section of the Prospectus, as compensation for the services of the Soliciting Dealers hereunder, the Dealer-Manager will re-allow, as a selling commission, a portion of the funds received by it from the Company as a selling commission in an amount up to Seven per cent (7%) of the purchase price for each Share sold to a subscriber through such Soliciting Dealer's efforts with respect to the Company. In addition, the Dealer-Manager may re-allow to the Soliciting Dealers hereunder a portion of the funds received by it from the Company as a dealer-manager fee in an amount up to one percent (1%) of the purchase price for each Share sold to a subscriber though such Soliciting Dealer's efforts with respect to the Company. A Soliciting Dealer shall be entitled to the foregoing compensation only if (i) the insertion of such Soliciting Dealer's name has been made in the Subscription Agreement relating to the subscriber's Shares, (ii) an account executive from such Soliciting Dealer has executed the certification contained in Part __ of the subscriber's Subscription Agreement, (iii) such Soliciting Dealer has executed this Agreement in the form hereof and delivered it to the Dealer-Manager, and(iv) the subscriber is admitted as a stockholder for the number of Shares indicated in his Subscription Agreement.

SECTION 3. BLUE SKY AND SECURITIES LAWS.

The Dealer-Manager assumes no obligation or responsibility in respect of the qualification of the Shares under the laws of any jurisdiction. The blue sky survey for the Company indicates or will indicate the jurisdictions where it is believed that offers and sales of the Shares may be effected under the applicable blue sky or state securities laws. In effecting offers or sales in a jurisdiction, you will comply with all special conditions and limitations imposed by such jurisdiction, as set forth in the blue sky survey for the Company. If the blue sky survey for the Company is not enclosed herewith, it will be made available to you at a later date. In no circumstances will you, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction (a) which is not listed in the blue sky survey as a jurisdiction where offers and sales of the Shares may be effected under the blue sky or state securities laws of such jurisdiction or (b) in which you may not lawfully so engage. The blue sky survey shall not be considered Authorized Sales Literature.

SECTION 4. TERMINATION.

This Agreement may be terminated by written notice sent or delivered to you by the Dealer-Manager, or upon the expiration or termination of the Offering of Shares, provided, however, that such termination shall not relieve the Dealer-Manager of the obligation to pay when due all fees payable to you hereunder or its obligations referred to under Section 6 hereof, and shall not relieve you of any obligation or any liability under this Agreement, and all representations and warranties shall survive the termination of this Agreement.

SECTION 5. LIABILITY OF THE PARTIES.

Nothing herein contained shall constitute the Dealer-Manager, the Soliciting Dealers and the Company as an association, partnership, unincorporated business or other separate entity, nor shall anything herein contained render the Dealer-Manager or the Company liable for the obligations of any of the Soliciting Dealers. Neither the Dealer-Manager nor the Company shall be under any liability to any Soliciting Dealer or any other person for any act or omission or any matter connected with this Agreement or the Company, except for obligations expressly assumed by an association, partnership, unincorporated business or other separate entity in this Agreement.

SECTION 6. INDEMNIFICATION.

Under the Dealer-Manager Agreement, a copy of which is included as an Exhibit to the Registration Statement, the Company has agreed to indemnify and hold harmless various parties, including each Soliciting Dealer and any partywho controls such Soliciting Dealer within the meaning of the Securities Act and the Securities Act, from certain liabilities, and the Dealer-Manager and the Soliciting Dealers have similarly agreed to indemnify the Company and certain associated parties. The indemnification provisions of the Dealer-Manager Agreement are attached hereto as Exhibit A. In executing the Dealer-Manager Agreement, to which the form of this Soliciting Dealer Agreement is attached as Exhibit A, the Dealer-Manager acted as the representative of each of the Soliciting Dealers, and the Soliciting Dealers shall thus be deemed to be in privity of contract with the Company. By your acceptance hereof, you ratify the action of the Dealer-Manager in executing the Dealer-Manager Agreement on your behalf. Furthermore, you hereby indemnify the Dealer-Manager and hold it harmless for any losses, claims, damages, costs and other expenses (including reasonable attorneys' fees and costs) incurred by the Dealer-Manager as a result of your violation or breach of the terms (including your covenants, representations and warranties), conditions and obligations of this Agreement. The Dealer-Manager hereby agrees to indemnify each Soliciting Dealer and hold it harmless for any losses, claims, damages, costs and other expenses (including reasonable attorneys' fees and costs) reasonably incurred by a Soliciting Dealer as a result of the Dealer-Manager's violation or breach of the terms (including its representations and warranties under the Dealer-Manager Agreement) of this Agreement.

SECTION 7. NOTICES.

Any notice hereunder shall be in writing and, if to you as a Soliciting Dealer, shall be deemed to have been duly given if delivered or sent to you at the address set forth below, and if to the Dealer-Manager, if delivered or sent to us at 333 Bishops Way, Suite 122, Brookfield, Wisconsin 54703, Attention: Joel R. Blumenschein.

SECTION 8. PARTIES IN INTEREST.

The Agreement herein set forth is intended solely for the benefit of each Soliciting Dealer, the Dealer-Manager and the Company (and to the extent provided in Section 6 hereof certain parties associated therewith, and their successors and assigns), and no other person shall acquire or have any right by virtue of this Agreement, and the terms "successors and assigns," as used herein, shall not include any subscriber for or purchasers of the Shares, as such.

SECTION 9. GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of State of Wisconsin.

SECTION 10. AMENDMENT.

This Agreement may be amended by an agreement in writing signed by all of the parties hereto.

SECTION 11. CONFIRMATION.

Please confirm your agreement to become one of the Soliciting Dealers under the terms and conditions herein set forth by signing and returning the confirmation on the enclosed duplicate copy of this letter to the undersigned Freedom Investors Corp., 333 Bishops Way, Suite 122, Brookfield, Wisconsin 53005, Attention: Joel R. Blumenschein

Very truly yours,

FREEDOM INVESTORS CORP.

By:

____

Joel R. Blumenschein, President

SOLICITING DEALER

____

(Print Name)

CONFIRMED

By:

____

(Authorized Signature)

____

(Print Name and Title)

Dated: ________________, 2009

Address of Soliciting Dealer:

____

Street

____

City, State and Zip Code

SECTION 7. INDEMNIFICATION.

(a) The Company will indemnify and hold harmless the Dealer-Manager and each Soliciting Dealer from and against any and all losses, claims, damages or liabilities, joint or several, to which the Dealer-Manager and any Soliciting Dealer may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach or alleged breach by the Company of any of its representations and warranties or upon an untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, the Registration Statement or the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse the Dealer-Manager and each such Soliciting Dealer for any legal or other expenses (including, but not limited to, reasonable attorneys' fees) reasonably incurred by the Dealer-Manager and such Soliciting Dealer in connection with investigating or defending any such claim or action instituted against the Dealer-Manager or any such Soliciting Dealer, whether or not resulting in any liability.

The indemnity agreement in this Section 7(a) will be in addition to any liability which the Company may otherwise have and shall extend upon the same terms and conditions to each person, if any, who controls the Dealer-Manager and any Soliciting Dealer within the meaning of the Securities Act or Securities Act, or is a registered representative of such Dealer-Manager or Soliciting Dealer.

(b) The Dealer-Manager and each Soliciting Dealer will indemnify and hold harmless the Company from and against any and all losses, claims, damages or liabilities to which the Company may become subject insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) the failure or alleged failure by the Dealer-Manager and/or such Soliciting Dealer to perform fully and to act in compliance with the provisions of this Agreement or the Soliciting Dealer Agreement, or (ii) any untrue statement or alleged untrue statement of any material fact made by the Dealer-Manager or such Soliciting Dealer to any offeree or purchaser of any of Shares (other than any statement contained in the Prospectus or any Authorized Sales Literature, or any amendment or supplement thereto), or (iii) any omission or alleged omission by the Dealer-Manager or such Soliciting Dealer to state to any offeree or purchaser of any Shares a material fact necessary in order to make the statements made to such offeree or purchaser not misleading in light of the circumstances under which they were made (other than any such material fact omitted from the Prospectus, or any amendment or supplement thereto), and will reimburse any legal or other expenses (including, but not limited to, reasonable attorneys' fees) reasonably incurred by the Company in connection with investigating or defending any such claim or action, whether or not resulting in any liability.

The indemnity agreement in this Section 7(b) will be in addition to any liability which the Dealer-Manager and/or such Soliciting Dealer may otherwise have and shall extend upon the same terms and conditions to each person signing the Registration Statement on behalf of the Company and each person, if any, who controls the Company within the meaning of the Securities Act or the Securities Act.

(c) No person shall be liable under the indemnity agreements contained under Sections 7(a) and (b) hereof unless the person requesting indemnification shall have notified such indemnifying party within ten (10) business days after the summons or other first legal process giving notice of the nature of the claim shall have been served upon the indemnified party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve him or it from any liability which he or it may have to any indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party and he or it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that he or it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of his or its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation under Sections 7(a) and (b) hereof unless the person requesting indemnification shall have notified such indemnifying party within ten (10) business days after the summons or other first legal process giving notice of the nature of the claim shall have been served upon the indemnified party, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the

commencement thereof; but the omission so to notify the indemnifying party will not relieve him or it from any liability which he or it may have to any indemnified party otherwise than under this Section 7. In case any such action is brought against any indemnified party and he or it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that he or it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of his or its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.

(d) If the right to indemnification provided for in paragraphs (a), (b) or (c) of this Section 7 would by its terms be available to a person hereunder (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), but is held to be unavailable by a court of competent jurisdiction for any reason other than because of the terms of such indemnification provision, then the Company, the Dealer-Manager and the Soliciting Dealers (collectively, the "Indemnifying Parties" and individually, an "Indemnifying Party") shall contribute to the aggregate of such losses, claims, damages and liabilities as are contemplated in those paragraphs (including, but not limited to, any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any claim, action, suit or proceeding) in the ratio in which the proceeds of the Offering of Shares have been actually received by each such Indemnifying Party. For purposes of the preceding sentence, proceeds paid to an Indemnifying Party hereunder and subsequently paid to another Indemnifying Party or Indemnifying Parties pursuant to this Agreement or otherwise, shall be deemed received by the last of such Indemnifying Parties to whom or to which such proceeds were paid. However, the right of contribution described in the preceding sentences is subject to the following limitations:

(i) In no case shall any Indemnifying Party and the persons who control such Indemnifying Party within the meaning of applicable state and federal securities laws be required to contribute any amount in excess of the aggregate Offering proceeds actually received by it and them (determined as described above); and

(ii) No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Any Indemnified Party entitled to contribution will, promptly after receipt of such notice of commencement of any action, suit, proceeding or claim against him or it in respect of which a claim for contribution may be made against another Indemnifying Party or Indemnifying Parties, notify such other Indemnifying Party or Indemnifying Parties. Failure to so notify such other Indemnifying Party or Indemnifying Parties shall not relieve such other Indemnifying Party or Indemnifying Parties from any other obligation it or they may have hereunder or otherwise. If such other Indemnifying Party or Indemnifying Parties are so notified, such other Indemnifying Party or Indemnifying Parties shall be entitled to participate in the defense of such action, suit, proceeding or claim at its or their own expense or in accordance with arrangements satisfactory to all parties who may be required to contribute. After notice from such other Indemnifying Party or Indemnifying Parties to the Indemnified Party entitled to contribution of its or their election to assume its or their own defense, the Indemnifying Party or Indemnifying Parties so electing shall not be liable for any legal or other expenses of litigation subsequently incurred by the Indemnified Party entitled to contribution in connection with the defense thereof, other than the reasonable costs of investigation. No person shall be required to contribute with respect to any action or claim settled without his or its consent.